Booz Allen Hamilton Appoints Mark Gaumond to Its Board of Directors

Former senior executive with Ernst & Young and Arthur Andersen joins Audit Committee

McLean, Virginia, February 7, 2011 — Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of consulting firm Booz Allen Hamilton Inc., has appointed Mark Gaumond to its Board of Directors, effective immediately. Mr. Gaumond, who has 35 years of leadership experience in finance and accounting, will serve on Booz Allen’s Audit Committee.

“Mark brings extensive experience to Booz Allen’s Board and our Audit Committee, having held senior positions at Ernst & Young and Arthur Andersen” said Ralph W. Shrader, Booz Allen’s Chairman, Chief Executive Officer, and President. “He spent nearly a decade at Ernst & Young, retiring from the firm as Senior Vice Chair for the Americas, and previously was a partner with a distinguished 27-year career at Arthur Andersen. Over the course of his career, Mark has successfully led and been involved with highly-complex transactions. We look forward to his contributions.”

Mr. Gaumond will serve for a term expiring at Booz Allen’s general meeting of shareholders in the summer of 2012. With his addition, Booz Allen’s Board has eight directors, including three from the firm’s majority owner, The Carlyle Group.

At Ernst & Young LLP, Mr. Gaumond was responsible for four service lines in the firm’s Americas business, spanning Assurance, Tax, Advisory, and Transaction Advisory Services. He served major clients including The Clorox Company and FedEx Corporation. Previously, he was a partner at Arthur Andersen LLP, primarily serving multinational companies such as ITT Corporation, International Paper Company, GTE Corporation, and AC Nielsen.

Mr. Gaumond has an AB degree from Georgetown University and an MBA from New York University. He is a certified public accountant in California and New York. He currently serves as a Director of Rayonier, Inc., the Fishers Island Development Corporation and the Walsh Park Benevolent Corporation, and is a trustee of The California Academy of Sciences.

About Booz Allen Hamilton
Booz Allen Hamilton is a leading provider of management and technology consulting services to the U.S. government in the defense, intelligence and civil markets. Booz Allen Hamilton is headquartered in McLean, Virginia, employs more than 25,000 people, and had revenue of approximately $5 billion in its latest fiscal year.

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